                                                 Exhibit 99.1
Editorial Contacts:
Ben Lu, CFA, Vice President, Investor Relations - USA (510) 713-5568
Nicole Kenyon, Head of Global Corporate & Employee Communications - USA (510) 988-8553
Ben Starkie, Corporate Communications - Europe +41 (0) 79-292-3499
Logitech Grows 76% for Fiscal Year 2021,
Q4 Revenue Doubles
Company Raises FY 2022 Guidance,
Share Buyback Authorization Raised to $1 Billion
LAUSANNE, Switzerland, Apr. 29, 2021 and NEWARK, Calif., Apr. 28, 2021 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the fourth quarter and full year of Fiscal Year 2021, ended March 31, 2021.
For Fiscal Year 2021:
•Sales were Logitech’s highest ever at $5.25 billion, up 76 percent in US dollars and 74 percent in constant currency compared to the prior year.
•GAAP operating income grew 315 percent to $1.15 billion, compared to $276 million a year ago. GAAP earnings per share (EPS) grew 107 percent to $5.51, compared to $2.66 a year ago.
•Non-GAAP operating income grew 229 percent to $1.27 billion, compared to $387 million a year ago. Non-GAAP EPS grew 199 percent to $6.42, compared to $2.15 a year ago.
•Cash flow from operations was $1.46 billion, compared to $425 million a year ago.
For Q4 Fiscal Year 2021:
•Sales were $1.54 billion, up 117 percent in US dollars and 108 percent in constant currency compared to Q4 of the prior year.
•GAAP operating income grew 818 percent to $295 million, compared to Q4 of the prior year. Non-GAAP operating income grew 312 percent to $325 million, compared to Q4 of the prior year.
“Fiscal Year 2021 was our best year ever,” said Bracken Darrell, Logitech president and chief executive officer. “It has been rewarding to see Logitech’s products play an essential role enabling work, creation, connection and entertainment as our homes became schools, offices and playgrounds. Our powerful and resilient capabilities allowed us to both deliver remarkable performance in a challenging FY 2021 and, at the same time, invest in compelling plans for the future. The world has just caught a glimpse of what Logitech will become.”
“We delivered excellent financial performance, including record net sales, operating profit, gross margin and cash flow,” said Nate Olmstead, Logitech chief financial officer. “The trends that fueled our growth pre-pandemic - work from anywhere, video everywhere, esports and the democratization of content creation - all accelerated. As our market opportunities have expanded, and we have become a larger, more profitable company, we’re investing in our capabilities to accelerate our innovation, reach new customers and deliver strong financial returns over the long-term.”

Outlook
Logitech raised its Fiscal Year 2022 outlook for non-GAAP operating income to between $800 million and $850 million. Previously, it was expected to be between $750 million and $800 million. The outlook for sales growth in constant currency is still expected to be approximately flat, plus or minus 5 percent.
Increased Share Buyback Program and Proposed FY21 Dividend
Logitech’s board of directors has approved an increased share buyback authorization up to $1 billion. This expands the Company’s current $250 million, three-year share buyback authorization. To date, the Company has repurchased $165 million of shares in the current program. Following approval from the Swiss Takeover Board, the increase will give a total authorization of $835 million for repurchases over the remaining 27 months of the program through July 2023.
Logitech’s board of directors has also approved a proposal for a Fiscal Year 2021 dividend, which would be approximately a 10 percent annual increase versus last year’s dividend. Together with the new share buyback authorization, this demonstrates the Company’s continued commitment to consistently return cash to shareholders.

Prepared Remarks Available Online
Logitech has made its prepared written remarks for the financial results videoconference available online on the Logitech corporate website at http://ir.logitech.com.
Financial Results Videoconference and Webcast
Logitech will hold a financial results videoconference to discuss the results for Q4 and the full Fiscal Year 2021 on Thursday, April 29, 2021 at 8:30 a.m. Eastern Daylight Time and 2:30 p.m. Central European Summer Time. A livestream of the event will be available on the Logitech corporate website at http://ir.logitech.com.
Use of Non-GAAP Financial Information and Constant Currency
To facilitate comparisons to Logitech’s historical results, Logitech has included non-GAAP adjusted measures, which exclude share-based compensation expense, amortization of intangible assets, acquisition-related costs, change in fair value of contingent consideration for business acquisition, restructuring charges (credits), loss (gain) on investments, non-GAAP income tax adjustment, and other items detailed under “Supplemental Financial Information” after the tables below. Logitech also presents percentage sales growth in constant currency to show performance unaffected by fluctuations in currency exchange rates. Percentage sales growth in constant currency is calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency and comparing that to current period sales. Logitech believes this information, used together with the GAAP financial information, will help investors to evaluate its current period performance and trends in its business. With respect to the Company’s outlook for non-GAAP operating income, most of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy. Therefore, no reconciliation to the GAAP amounts has been provided for Fiscal Year 2022.

About Logitech
Logitech designs products that have an everyday place in people's lives, connecting them to the digital experiences they care about. Almost 40 years ago, Logitech started connecting people through computers, and now it’s a multi-brand company designing products that bring people together through music, gaming, video and computing. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones, Ultimate Ears, and Jaybird. Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @Logitech.
# # #
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding: our preliminary financial results for the three months and full fiscal year ended March 31, 2021, long-term growth trends, Logitech's potential, investing in our capabilities to accelerate our innovation, reach new customers and deliver strong financial returns over the long-term, our share repurchase program, share repurchases, our Fiscal Year 2021 dividend proposal, and outlook for Fiscal Year 2022 operating income and sales growth. The forward-looking statements in this press release involve risks and uncertainties that could cause Logitech’s actual results and events to differ materially from those anticipated in these forward-looking statements, including, without limitation: if our product offerings, marketing activities and investment prioritization decisions do not result in the sales, profitability or profitability growth we expect, or when we expect it; if we fail to innovate and develop new products in a timely and cost-effective manner for our new and existing product categories; if we do not successfully execute on our growth opportunities or our growth opportunities are more limited than we expect; the effect of demand variability and supply shortages; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if we are not able to maintain and enhance our brands; if our products and marketing strategies fail to separate our products from competitors’ products; the COVID-19 pandemic and its potential impact; if we do not efficiently manage our spending; if there is a deterioration of business and economic conditions in one or more of our sales regions or product categories, or significant fluctuations in exchange rates; changes in trade policies and agreements and the imposition of tariffs that affect our products or operations and our ability to mitigate; risks associated with acquisitions; and the effect of changes to our effective income tax rates. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Logitech’s periodic filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2020 and our subsequent reports filed with the SEC, available at www.sec.gov, under the caption Risk Factors and elsewhere. Logitech does not undertake any obligation to update any forward-looking statements to reflect new information or events or circumstances occurring after the date of this press release.
Note that unless noted otherwise, comparisons are year over year.

Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.

(LOGIIR)

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands, except per share amounts) - unaudited

	Three Months Ended		Fiscal Years Ended
	March 31,		March 31,
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2021	2020	2021	2020

Net sales	$1,535,925	$709,248	$5,252,279	$2,975,851
Cost of goods sold	821,127	428,080	2,903,215	1,838,685
Amortization of intangible assets	3,529	4,292	13,329	14,785
Gross profit	711,269	276,876	2,335,735	1,122,381

Operating expenses:
Marketing and selling	273,764	141,186	770,284	533,324
Research and development	69,009	50,094	226,023	177,593
General and administrative	68,236	25,465	166,577	94,015
Amortization of intangible assets and acquisition-related costs	5,178	4,666	19,064	17,563
Change in fair value of contingent consideration for business acquisition	—	23,247	5,716	23,247
Restructuring charges (credits), net	—	74	(54)	144
Total operating expenses	416,187	244,732	1,187,610	845,886

Operating income	295,082	32,144	1,148,125	276,495
Interest income	340	2,614	1,784	9,619
Other income (expense), net	(11,450)	35,360	(1,789)	38,212
Income before income taxes	283,972	70,118	1,148,120	324,326
Provision for (benefit from) income taxes	58,225	(143,802)	200,863	(125,397)
Net income	$225,747	$213,920	$947,257	$449,723

Net income per share:
Basic	$1.34	$1.28	$5.62	$2.70
Diluted	$1.31	$1.26	$5.51	$2.66

Weighted average shares used to compute net income per share:
Basic	168,734	167,290	168,523	166,837
Diluted	172,954	169,981	171,775	169,381

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands) - unaudited

	March 31,	March 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2021	2020

Current assets:
Cash and cash equivalents	$1,750,327	$715,566
Accounts receivable, net	612,225	394,743
Inventories	661,116	229,249
Other current assets	135,650	74,920
Total current assets	3,159,318	1,414,478

Non-current assets:
Property, plant and equipment, net	114,060	76,119
Goodwill	429,604	400,917
Other intangible assets, net	115,148	126,941
Other assets	324,248	345,019
Total assets	$4,142,378	$2,363,474

Current liabilities:
Accounts payable	$823,233	$259,120
Accrued and other current liabilities	858,617	455,024
Total current liabilities	1,681,850	714,144

Non-current liabilities:
Income taxes payable	59,237	40,788
Other non-current liabilities	139,502	119,274
Total liabilities	1,880,589	874,206

Shareholders' equity:
Registered shares, CHF 0.25 par value:	30,148	30,148
Issued shares—173,106 at March 31, 2021 and 2020
Additional shares that may be issued out of conditional capitals — 50,000 at March 31, 2021 and March 31, 2020
Additional shares that may be issued out of authorized capital — 17,311 at March 31, 2021 and 34,621 March 31, 2020
Additional paid-in capital	129,519	75,097
Shares in treasury, at cost— 4,799 and 6,210 shares at March 31, 2021 and 2020, respectively	(279,541)	(185,896)
Retained earnings	2,490,578	1,690,579
Accumulated other comprehensive loss	(108,915)	(120,660)
Total shareholders' equity	2,261,789	1,489,268
Total liabilities and shareholders' equity	$4,142,378	$2,363,474

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands) - unaudited
	Three Months Ended		Fiscal Years Ended
	March 31,		March 31,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2021	2020	2021	2020

Cash flows from operating activities:
Net income	$225,747	$213,920	$947,257	$449,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,742	10,739	50,752	42,893
Amortization of intangible assets	8,191	8,900	31,818	30,858
Investment impairment	2,011	—	2,011	—
Share-based compensation expense	21,305	14,569	86,019	54,870
Loss (gain) on investments	(793)	(16)	3,899	756
Deferred income taxes	(3,199)	(160,333)	34,484	(159,853)
Change in fair value of contingent consideration for business acquisition	—	23,247	5,716	23,247
Gain on sale of investment in privately held companies	—	(39,767)	—	(39,767)
Other	(114)	76	(1,784)	(936)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	275,584	131,524	(201,220)	(15,768)
Inventories	(188,123)	75,558	(427,501)	60,388
Other assets	(14,427)	15,453	(67,708)	18,319
Accounts payable	12,936	(179,440)	553,960	(24,250)
Accrued and other liabilities	176,359	(13,584)	440,935	(15,480)
Net cash provided by operating activities	530,219	100,846	1,458,638	425,000
Cash flows from investing activities:
Purchases of property, plant and equipment	(30,026)	(10,817)	(76,189)	(39,484)
Investment in privately held companies	(590)	(35)	(4,115)	(345)
Acquisitions, net of cash acquired	(43,163)	—	(43,523)	(91,569)
Proceeds from return of strategic investments	—	—	2,934	—
Proceeds from sale of property, plant and equipment	—	—	—	1,037
Purchases of trading investments	(1,664)	(8,893)	(12,336)	(11,964)
Proceeds from sales of trading investments	1,915	8,952	13,247	12,091
Net cash used in investing activities	(73,528)	(10,793)	(119,982)	(130,234)
Cash flows from financing activities:
Payment of cash dividends	—	—	(146,705)	(124,180)
Purchases of registered shares	(92,227)	(35,310)	(164,952)	(50,437)
Proceeds from exercises of stock options and purchase rights	14,101	10,701	43,810	22,241
Tax withholdings related to net share settlements of restricted stock units	(2,607)	(1,184)	(32,082)	(24,280)
Net cash used in financing activities	(80,733)	(25,793)	(299,929)	(176,656)
Effect of exchange rate changes on cash and cash equivalents	(14,374)	(4,740)	(3,966)	(7,060)
Net increase in cash and cash equivalents	361,584	59,520	1,034,761	111,050
Cash and cash equivalents at beginning of the period	1,388,743	656,046	715,566	604,516
Cash and cash equivalents at end of the period	$1,750,327	$715,566	$1,750,327	$715,566

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands) - unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Three Months Ended			Fiscal Years Ended
	March 31,			March 31,
NET SALES	2021	2020	Change	2021	2020	Change

Net sales by product category:
Pointing Devices	$177,679	$135,226	31%	$680,907	$544,519	25%
Keyboards & Combos	219,242	147,659	48	784,488	571,720	37
PC Webcams	144,845	40,152	261	439,865	129,193	240
Tablet & Other Accessories	117,115	31,867	268	384,301	135,309	184
Gaming (1)	322,965	148,909	117	1,239,005	690,174	80
Video Collaboration	385,657	110,675	248	1,044,935	365,616	186
Mobile Speakers	29,739	21,174	40	174,895	221,791	(21)
Audio & Wearables	130,184	65,176	100	468,776	273,752	71
Smart Home	8,418	8,316	1	34,394	43,404	(21)
Other (2)	81	94	(14)	713	373	91
Total net retail sales	$1,535,925	$709,248	117%	$5,252,279	$2,975,851	76%
__________________

(1) Gaming includes streaming services revenue generated by Streamlabs.
(2) Other includes products that the Company currently intends to phase out, or has already phased out, because they are no longer strategic to the Company's business.

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands, except per share amounts) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Three Months Ended		Fiscal Years Ended
	March 31,		March 31,
GAAP TO NON GAAP RECONCILIATION (A)	2021	2020	2021	2020

Gross profit - GAAP	$711,269	$276,876	$2,335,735	$1,122,381
Share-based compensation expense	1,519	1,300	6,438	4,852
Amortization of intangible assets	3,529	4,292	13,329	14,785
Gross profit - Non-GAAP	$716,317	$282,468	$2,355,502	$1,142,018

Gross margin - GAAP	46.3%	39.0%	44.5%	37.7%
Gross margin - Non-GAAP	46.6%	39.8%	44.8%	38.4%

Operating expenses - GAAP	$416,187	$244,732	$1,187,610	$845,886
Less: Share-based compensation expense	19,786	13,269	79,581	50,018
Less: Amortization of intangible assets and acquisition-related costs	5,178	4,666	19,064	17,563
Less: Change in fair value of contingent consideration for business acquisition	—	23,247	5,716	23,247
Less: Restructuring charges (credits), net	—	74	(54)	144
Operating expenses - Non-GAAP	$391,223	$203,476	$1,083,303	$754,914

% of net sales - GAAP	27.1%	34.5%	22.6%	28.4%
% of net sales - Non - GAAP	25.5%	28.7%	20.6%	25.4%

Operating income - GAAP	$295,082	$32,144	$1,148,125	$276,495
Share-based compensation expense	21,305	14,569	86,019	54,870
Amortization of intangible assets and acquisition-related costs	8,707	8,958	32,393	32,348
Change in fair value of contingent consideration for business acquisition	—	23,247	5,716	23,247
Restructuring charges (credits), net	—	74	(54)	144
Operating income - Non - GAAP	$325,094	$78,992	$1,272,199	$387,104

% of net sales - GAAP	19.2%	4.5%	21.9%	9.3%
% of net sales - Non - GAAP	21.2%	11.1%	24.2%	13.0%

Net income - GAAP	$225,747	$213,920	$947,257	$449,723
Share-based compensation expense	21,305	14,569	86,019	54,870
Amortization of intangible assets and acquisition-related costs	8,707	8,958	32,393	32,348
Change in fair value of contingent consideration for business acquisition	—	23,247	5,716	23,247
Restructuring charges (credits), net	—	74	(54)	144
Loss (gain) on investments	1,218	(39,783)	5,910	(39,011)
Non-GAAP income tax adjustment	(5,776)	(150,048)	25,788	(156,524)
Net income - Non - GAAP	$251,201	$70,937	$1,103,029	$364,797

Net income per share:
Diluted - GAAP	$1.31	$1.26	$5.51	$2.66
Diluted - Non - GAAP	$1.45	$0.42	$6.42	$2.15

Shares used to compute net income per share:
Diluted - GAAP and Non - GAAP	172,954	169,981	171,775	169,381

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands) - unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Three Months Ended		Fiscal Years Ended
	March 31,		March 31,
SHARE-BASED COMPENSATION EXPENSE	2021	2020	2021	2020

Share-based Compensation Expense
Cost of goods sold	$1,519	$1,300	$6,438	$4,852
Marketing and selling	9,229	6,819	36,788	26,835
Research and development	3,831	2,629	14,179	9,273
General and administrative	6,726	3,821	28,614	13,910
Total share-based compensation expense	21,305	14,569	86,019	54,870
Income tax benefit	(3,932)	(1,451)	(19,472)	(14,109)
Total share-based compensation expense, net of income tax benefit	$17,373	$13,118	$66,547	$40,761

*Note: These preliminary results for the three months and fiscal year ended March 31, 2021 are subject to adjustments, including subsequent events that may occur through the date of filing our Annual Report on Form 10-K.

(A) Non-GAAP Financial Measures

To supplement our condensed consolidated financial results prepared in accordance with GAAP, we use a number of financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. We consider the use of non-GAAP financial measures helpful in assessing our current financial performance, ongoing operations and prospects for the future as well as understanding financial and business trends relating to our financial condition and results of operations.

While we use non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance and to provide incremental insight into the underlying factors and trends affecting both our performance and our cash-generating potential, we do not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides useful supplemental data that, while not a substitute for GAAP financial measures, can offer insight in the review of our financial and operational performance and enables investors to more fully understand trends in our current and future performance. In assessing our business during the quarter ended March 31, 2021 and previous periods, we excluded items in the following general categories, each of which are described below:

Share-based compensation expense. We believe that providing non-GAAP measures excluding share-based compensation expense, in addition to the GAAP measures, allows for a more transparent comparison of our financial results from period to period. We prepare and maintain our budgets and forecasts for future periods on a basis consistent with this non-GAAP financial measure. Further, companies use a variety of types of equity awards as well as a variety of methodologies, assumptions and estimates to determine share-based compensation expense. We believe that excluding share-based compensation expense enhances our ability and the ability of investors to understand the impact of non-cash share-based compensation on our operating results and to compare our results against the results of other companies.

Amortization of intangible assets. We incur intangible asset amortization expense, primarily in connection with our acquisitions of various businesses and technologies. The amortization of purchased intangibles varies depending on the level of acquisition activity. We exclude these various charges in budgeting, planning and forecasting future periods and we believe that providing the non-GAAP measures excluding these various non-cash charges, as well as the GAAP measures, provides additional insight when comparing our gross profit, operating expenses, and financial results from period to period.

Acquisition-related costs and change in fair value of contingent consideration for business acquisition. We incurred expenses and credits in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include all incremental expenses incurred to effect a business combination. Fair value of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. We believe that providing the non-GAAP measures excluding these costs and credits, as well as the GAAP measures, assists our investors because such costs are not reflective of our ongoing operating results.

Restructuring charges (credits). These expenses are associated with re-aligning our business strategies based on current economic conditions. We have undertaken several restructuring plans in recent years. In connection with our restructuring initiatives, we incurred restructuring charges related to employee terminations, facility closures and early cancellation of certain contracts. We believe that providing the non-GAAP measures excluding these items, as well as the GAAP measures, assists our investors because such charges (credits) are not reflective of our ongoing operating results in the current period.

Loss (gain) on investments. We recognize losses (gains) related to our investments in various companies, which vary depending on the operational and financial performance of the companies in which we invest. These amounts include our losses (earnings) on equity method investments, investment impairments and losses (gains) resulting from sales or other events related to our investments. We believe that providing the non-GAAP measures excluding these items, as well as the GAAP measures, assists our investors because such losses (gains) are not reflective of our ongoing operations.

Non-GAAP income tax adjustment. Non-GAAP income tax adjustment primarily measures the income tax effect of non-GAAP adjustments excluded above and other events; the determination of which is based upon the nature of the underlying items, the mix of income and losses in jurisdictions and the relevant tax rates in which we operate.

Each of the non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and may be reflected in the Company’s financial results for the foreseeable future. We compensate for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above, we evaluate the non-GAAP financial measures together with the most directly comparable GAAP financial information.

Additional Supplemental Financial Information - Constant Currency

In addition, Logitech presents percentage sales growth in constant currency to show performance unaffected by fluctuations in currency exchange rates. Percentage sales growth in constant currency is calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency and comparing that to current period sales.